Exhibit 99.1

NORTHSTAR REALTY EUROPE ANNOUNCES SECOND QUARTER 2017 RESULTS

NEW YORK, August 8, 2017 -- NorthStar Realty Europe Corp. (NYSE: NRE) (“NorthStar Realty Europe” or “NRE”), a European office REIT, today announced its results for the second quarter ended June 30, 2017.

Second Quarter 2017 Highlights

•	U.S. GAAP (loss) to common stockholders: $(10.4) million, or $(0.19) per diluted share

•	Cash available for distribution (“CAD”): $11.7 million, or $0.21 per share and net operating income (“NOI”) of $25.0 million

•	Completed 35,000 square meters of leasing, representing approximately 10% of the portfolio’s rentable area

•	Portfolio market value increased to $2.2 billion as of June 30, 2017[1]

•
Partnered with China Resources Land Limited to acquire 20 Gresham Street, a 22,557 square meter Class A office building in London, U.K., investing approximately $34 million in the form of preferred equity

•	Colony NorthStar, Inc., NRE’s manager, increased its ownership interest in NRE to approximately 9%

•	Declared a cash dividend of $0.15 per share for the second quarter 2017

Second Quarter 2017 Financial Results
During the second quarter 2017, U.S. GAAP net (loss) attributable to common stockholders was $(10.4) million, CAD was $11.7 million and NOI was $25.0 million.

For more information and a reconciliation of NOI, same store net operating income and CAD to net income (loss) attributable to common stockholders, please refer to the tables on the following pages.

Mahbod Nia, Chief Executive Officer, commented, “We are pleased to report positive operating results in the second quarter of 2017 as we continue to execute important leasing transactions, including leases in Maastoren and the Trianon Tower, that we anticipate will result in long term value creation for NRE. We expect to begin realizing the benefits of these transactions in the upcoming quarters.”

Mahbod Nia continued, “During the second quarter, we also completed a new investment and forged an important new relationship with China Resources Land, through the acquisition of 20 Gresham Street.”

Real Estate Portfolio Overview
$2.2 billion portfolio market value (“Portfolio Market Value”) comprising $2.1 billion real estate portfolio value based on the independent valuation by Cushman & Wakefield LLP and the $34 million preferred equity investment.

Real Estate Portfolio Leasing Activity2
As of June 30, 2017, adjusted for a property sold in July 2017, NRE’s real estate portfolio included 27 properties located across five European countries with approximately 352,000 rentable square meters, 83% weighted average occupancy and a 5.9 year weighted average remaining lease term to expiry (“WALT”). The core portfolio consisted of 20 properties with 233,000 rentable square meters, 93% weighted average occupancy and a 6.5 year WALT as of June 30, 2017.

In the second quarter 2017 through July 2017, NRE signed leases for an additional 35,000 square meters across the portfolio comprising 11,000 square meters of new leases and 24,000 square meters of lease renewals, together representing approximately 10% of the portfolio rentable area.

•	Proforma portfolio occupancy of 86% and core portfolio proforma occupancy of 96%.

•	Proforma portfolio WALT of 6.5 years and core portfolio proforma WALT of 6.6 years.

Leases executed during and subsequent to the second quarter 2017 include:

•	Core portfolio

◦
Trianon Tower, Frankfurt, Germany: 10-year lease with Deutsche Bundesbank to lease 7,000 square meters across five floors, increasing occupancy in the Trianon Tower to 98% from 87% and increasing its WALT from 7.2 years to 7.4 years. The lease commencement is staggered between September 2017 and January 2018.

◦
Uhlandstrasse, Frankfurt, Germany: 2,850 square meters lease with expected commencement in August 2017 (currently vacant space) and August 2018 (following expiry of an existing lease), increasing occupancy of the property to 96%.

◦	Valentinskamp, Hamburg, Germany: 15 year lease with Euroeyes to lease 1,640 square meters commenced in May 2017.

•	Other

◦	Maastoren, Rotterdam, Netherlands: 10-year lease extension with Deloitte Holding B.V. for 22,800 square meters increasing the property’s WALT from 2.5 years to 6.6 years.

Same Store Net Operating Income
In the second quarter 2017, same store sequential quarter-over-quarter total revenue increased by $0.6 million, or 1.8%, and same store net operating income increased by $0.4 million, or 1.5%.

Same store portfolio sequential year-over-year total revenue increased by $1.3 million, or 4.3%, and same store net operating income decreased by $0.3 million, or 1.0%, due to timing of certain non-recoverable operating expenses.

Acquisitions, Dispositions and Financing
In May 2017, NRE partnered with China Resources Land Limited (“CRL”) to acquire 20 Gresham Street, a 22,557 square meter Class A office building in London, U.K., 100% occupied with a 6.8 year WALT as of June 30, 2017. CRL is a leading property developer in China, listed on the Hong Kong Stock Exchange (HKSE: 1109), and this investment represents their first real estate investment in the European market. NRE invested approximately $34 million in the form of preferred equity with an expected yield of 8% plus equity participation rights.

For the three months ended June 30, 2017, NRE sold two non-core assets for proceeds of $11.7 million, net of sales costs. Subsequent to the second quarter 2017, NRE sold an additional non-core property located in Spain for $9 million. Total net equity released to NRE for the three properties was approximately $14 million.

Liquidity and Financing
In April 2017, NRE amended and restated its revolving credit facility (“Credit Facility”), with a commitment of $35 million and an initial two year term. The Credit Facility no longer contains a limitation on availability based on a borrowing base and the interest rate remains the same. There is an accordion feature, allowing the total facility to be increased to $70 million.

As of August 3, 2017, total liquidity was $90 million comprising $63 million of unrestricted cash and $27 million of availability under the Credit Facility.

As of June 30, 2017, leverage was 56% based on the Portfolio Market Value, down from 57% as of March 31, 2017.

Stockholder’s Equity
NRE had 55.8 million shares of common stock, operating partnership units and restricted stock units (“RSUs”) not subject to performance hurdles outstanding as of June 30, 2017.

As of June 30, 2017, total equity was $610 million (U.S. GAAP depreciated value), or $10.93 per diluted share. EPRA3 net asset value, or EPRA NAV, of $17.29 per diluted share as of June 30, 2017, based on the Portfolio Market Value compared to $16.04 per share as of March 31, 2017. For more information and a reconciliation of EPRA NAV to total equity, please refer to the tables on the following pages.

As of June 30, 2017, Colony NorthStar, Inc., the external manager of NRE, beneficially owned approximately 9% of NRE’s total outstanding common shares.

Second Quarter Disclosure Supplement Presentation
A second quarter 2017 disclosure supplement presentation will be posted on NRE’s website, www.nrecorp.com, which provides additional details regarding NRE’s operations and portfolio.

Second Quarter 2017 Conference Call
NRE will conduct a conference call to discuss the results on Tuesday, August 8, 2017 at 9:00 a.m. ET. Hosting the call will be Mahbod Nia, Chief Executive Officer, Keith Feldman, Chief Financial Officer and Trevor Ross, General Counsel.

To participate in the event by telephone, please dial +1 866 966 5335 (U.S. Toll Free), or +44 (0) 20 3003 2666 (International) or 0808 109 0700 (U.K. Toll Free), using passcode NorthStar.

The call will also be broadcast live over the internet and can be accessed from NRE’s website at www.nrecorp.com. For those unable to participate during the live call, a replay of the call will be available approximately two hours after the call through September 6, 2017 by dialling +1 866 583 1035 (U.S. Toll Free), or +44 (0) 20 8196 1998 or 0800 633 8453 (UK Toll Free), using passcode 3831876.

About NorthStar Realty Europe Corp.
NorthStar Realty Europe Corp. is a European focused commercial real estate company with predominately prime office properties within key cities in Germany, the United Kingdom and France, organized as a REIT and managed by an affiliate of Colony NorthStar, Inc. (NYSE: CLNS), a leading global equity REIT with an embedded investment management platform. For more information about NorthStar Realty Europe Corp., please visit www.nrecorp.com.

Investor Relations
Gordon Simpson
Finsbury
+1 855 527 8539 or +44 (0) 207 2513801
nre@finsbury.com

NorthStar Realty Europe Corp.
Consolidated Balance Sheet
($ in thousands, except per share data)

	June 30, 2017 (Unaudited)	December 31, 2016
Assets
Operating real estate, gross	$1,738,608	$1,614,432
Less: accumulated depreciation	(88,242)	(63,585)
Operating real estate, net	1,650,366	1,550,847
Preferred equity investment	34,064	—
Cash and cash equivalents	69,256	66,308
Restricted cash	10,654	10,242
Receivables, net of allowance of $579 and $553 as of June 30, 2017 and December 31, 2016, respectively	6,882	6,015
Assets held for sale	9,427	28,208
Derivative assets, at fair value	9,839	13,729
Intangible assets, net	149,352	148,403
Other assets, net	25,393	21,640
Total assets	$1,965,233	$1,845,392
Liabilities
Mortgage and other notes payable, net	$1,232,354	$1,149,119
Credit facility	23,000	—
Accounts payable and accrued expenses	26,778	28,004
Due to related party	3,544	4,991
Derivative liabilities, at fair value	3,666	—
Intangible liabilities, net	31,010	30,802
Liabilities held for sale	—	2,041
Other liabilities	33,349	28,918
Total liabilities	1,353,701	1,243,875
Commitments and contingencies
Redeemable non-controlling interest	1,749	1,610
Equity
NorthStar Realty Europe Corp. Stockholders’ Equity
Preferred stock, $0.01 par value, 200,000,000 shares authorized, no shares issued and outstanding as of June 30, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 55,258,084 and 55,395,143 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	553	554
Additional paid-in capital	934,136	925,473
Retained earnings (accumulated deficit)	(325,158)	(282,769)
Accumulated other comprehensive income (loss)	(5,276)	(51,424)
Total NorthStar Realty Europe Corp. stockholders’ equity	604,255	591,834
Non-controlling interests	5,528	8,073
Total equity	609,783	599,907
Total liabilities, redeemable non-controlling interest and equity	$1,965,233	$1,845,392

NorthStar Realty Europe Corp.
Consolidated Statements of Operations
($ in thousands, except for per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Rental income	$26,025	$33,990	$51,561	$68,823
Escalation income	5,558	5,908	10,719	11,998
Interest income	297	—	297	—
Other income	508	46	537	749
Total revenues	32,388	39,944	63,114	81,570
Expenses
Properties - operating expenses	7,680	8,540	15,002	17,771
Interest expense	6,722	11,641	13,105	24,183
Transaction costs	973	1,652	1,233	2,483
Impairment loss	—	27,468	—	27,468
Management fee, related party	3,572	3,500	7,131	7,000
Other expenses	2,608	3,041	4,608	6,731
General and administrative expenses	1,555	1,502	4,152	2,978
Compensation expense (1)	1,385	3,766	17,255	7,034
Depreciation and amortization	12,520	18,404	25,083	37,275
Total expenses	37,015	79,514	87,569	132,923
Other income (loss)
Unrealized gain (loss) on derivatives and other	(7,655)	1,159	(8,596)	(14,594)
Realized gain (loss) on sales and other	1,981	4,622	6,951	2,174
Income (loss) before income tax benefit (expense)	(10,301)	(33,789)	(26,100)	(63,773)
Income tax benefit (expense)	(237)	(520)	36	139
Net income (loss)	(10,538)	(34,309)	(26,064)	(63,634)
Net (income) loss attributable to non-controlling interests	91	400	267	743
Net income (loss) attributable to NorthStar Realty Europe Corp. common stockholders	$(10,447)	$(33,909)	$(25,797)	$(62,891)
Earnings (loss) per share:
Basic	$(0.19)	$(0.57)	$(0.47)	$(1.06)
Diluted	$(0.19)	$(0.57)	$(0.47)	$(1.06)
Weighted average number of shares:
Basic	55,023,535	59,115,895	54,928,364	59,266,850
Diluted	55,587,897	59,805,545	55,546,668	59,957,559
Dividends per share of common stock	$0.15	$0.15	$0.30	$0.30
__________________________________________
(1) Compensation expense for the three and six months ended June 30, 2017 and 2016 is comprised of equity-based compensation expenses. For the six months ended June 30, 2017, compensation expense includes the impact of substantially all time based and certain performance based awards vesting in connection with the change of control of the manager.

Non-GAAP Financial Measures
Included in this press release are Cash Available for Distribution, or CAD, net operating income, or NOI, same store net operating income, and EPRA net asset value, or EPRA NAV, each a “non-GAAP financial measure,” which measures NRE’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules. NRE believes these metrics can be a useful measure of its performance which is further defined below.
Cash Available for Distribution
We believe that CAD provides investors and management with a meaningful indicator of operating performance. We also believe that CAD is useful because it adjusts for a variety of items that are consistent with presenting a measure of operating performance (such as transaction costs, depreciation and amortization, equity-based compensation, realized gain (loss) on sales and other, asset impairment and non-recurring bad debt expense). We adjust for transaction costs because these costs are not a meaningful indicator of our operating performance. For instance, these transaction costs include costs such as professional fees associated with new investments, which are expenses related to specific transactions. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders. The definition of CAD may be adjusted from time to time for our reporting purposes in our discretion, acting through our audit committee or otherwise. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.
We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; unrealized gain (loss) on derivatives and other; realized gain (loss) on sales and other (excluding any realized gain (loss) on foreign currency derivatives); impairment on depreciable property; non-recurring bad debt expense; acquisition gains or losses; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. These items, if applicable, include any adjustments for unconsolidated ventures.
CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating CAD involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three and six months ended June 30, 2017 and 2016 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss) attributable to common stockholders	$(10,447)	$(33,909)	$(25,797)	$(62,891)
Non-controlling interests	(91)	(400)	(267)	(743)

Adjustments:
Depreciation and amortization items(1)(2)	14,990	25,134	44,560	50,434
Impairment losses	—	27,468	—	27,468
Unrealized (gain) loss on derivatives and other	7,655	(1,159)	8,596	14,594
Realized (gain) loss on sales and other(3)(4)	(1,342)	(5,398)	(5,495)	(3,368)
Transaction costs and other(5)(6)	973	1,623	2,148	2,769
CAD	$11,738	$13,359	$23,745	$28,263
CAD per Share(7)	$0.21	$0.22	$0.42	$0.46
___________________

(1)
Three months ended June 30, 2017 represents an adjustment to exclude depreciation and amortization of $12.5 million, amortization expense of capitalized above/below market leases of $0.3 million, amortization of deferred financing costs of $0.8 million and amortization of equity-based compensation of $1.4 million. Three months ended June 30, 2016 represents an adjustment to exclude depreciation and amortization of $18.4 million, amortization of above/below market leases of $0.9 million, amortization of deferred financing costs of $2.0 million and amortization of equity-based compensation of $3.8 million.

(2)
Six months ended June 30, 2017 represents an adjustment to exclude depreciation and amortization of $25.1 million, amortization expense of capitalized above/below market leases of $0.5 million, amortization of deferred financing costs of $1.7 million and amortization of equity-based compensation of $17.3 million. Six months ended June 30, 2016 represents an adjustment to exclude depreciation and amortization of $37.3 million, amortization expense of capitalized above/below market leases of $2.3 million, amortization of deferred financing costs of $3.8 million and amortization of equity-based compensation of $7.0 million.

(3)
Three months ended June 30, 2017 represents an adjustment to exclude a $1.4 million net gain related to the sale of real estate, $0.1 million loss related to the write-off of the deferred financing costs associated with the repayment of the mortgage notes and a $0.1 million net gain related to foreign currency. CAD includes a $0.6 million net gain related to the settlement of foreign currency derivatives. Three months ended June 30, 2016 represents an adjustment to exclude an $8.1 million net gain related to the sale of real estate, $2.4 million loss related to the write-off of the deferred financing costs associated with the repurchase of the Senior Notes and a $0.3 million net loss related to foreign currency. CAD includes a $0.8 million net loss related to the settlement of foreign currency derivatives.

(4)
Six months ended June 30, 2017 represents an adjustment to exclude a $6.0 million net gain related to the sale of real estate investment, $0.2 million loss related to the write-off of the deferred financing costs associated with the repayment of the mortgage notes and a $0.3 million net loss related to foreign currency. CAD includes a $1.5 million net gain related to the settlement of foreign currency derivatives. Six months ended June 30, 2016 represents an adjustment to exclude a $7.8 million net gain related to the sale of real estate, $4.3 million loss related to the write-off of the deferred financing costs associated with the repurchase of the Senior Notes and a $0.1 million net loss related to foreign currency. CAD includes a $1.2 million net loss related to the settlement of foreign currency derivatives.

(5)
Three months ended June 30, 2017 represents an adjustment to exclude $1.0 million of transaction costs relating to the Mergers and transaction fees related to our preferred equity investment. Three months ended June 30, 2016 represents an adjustment to exclude $1.6 million of transaction costs.

(6)
Six months ended June 30, 2017 represents an adjustment to exclude $1.2 million of transaction costs relating to the Mergers and transaction fees related to our preferred equity investment and $0.9 million of payroll taxes associated with the acceleration of equity awards due to the Mergers. Six months ended June 30, 2016 represents an adjustment to exclude $2.4 million of transaction costs and $0.3 million of other one-time items.

(7)
CAD per share is based on 55.7 million and 55.8 million weighted average shares (common shares outstanding including operating partnership units and RSUs not subject to performance hurdles) for the the three and six months ended June 30, 2017, respectively. Based on 61.4 million and 61.1 million weighted average shares (common shares outstanding, including LTIPs and RSUs not subject to performance hurdles) for the three and six months ended June 30, 2016, respectively. CAD per share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

Net Operating Income (NOI)
We believe NOI is a useful metric of the operating performance of our real estate portfolio in the aggregate. Portfolio results and performance metrics represent 100% for all consolidated investments. Net operating income represents total property and related revenues, adjusted for: (i) amortization of above/below market leases; (ii) straight-line rent (except with respect to rent free period); (iii) other items such as adjustments related to joint ventures and non-recurring bad debt expense and less property operating expenses. However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, realized gains (losses) on sales and other and other items under U.S. GAAP and capital expenditures and leasing costs necessary to maintain the operating performance of properties, all of which may be significant economic costs. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, our methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.
The following table presents a reconciliation of NOI of our real estate equity and preferred equity segments to property and other related revenues less property operating expenses for the three and six months ended June 30, 2017 and 2016 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Rental income	$26,025	$33,990	$51,561	$68,823
Escalation income	5,558	5,908	10,719	11,998
Other income	508	46	537	749
Total property and other income	32,091	39,944	62,817	81,570
Properties - operating expenses	7,680	8,540	15,002	17,771
Adjustments:
Interest income	297	—	297	—
Amortization and other items(1)(2)	253	1,220	533	2,651
NOI(3)	$24,961	$32,624	$48,645	$66,450
___________________

(1)
Three months ended June 30, 2017 primarily includes $0.3 million of amortization of above/below market leases. Three months ended June 30, 2016 primarily includes $1.1 million of amortization of above/below market leases.

(2)
Six months ended June 30, 2017 primarily includes $0.5 million of amortization of above/below market leases. Six months ended June 30, 2016 primarily includes $2.3 million of amortization of above/below market lease and $0.3 million of non-recurring bad debt expense.

(3)	The following table presents a reconciliation of net income (loss) to NOI of our real estate segment for the three and six months ended June 30, 2017 and 2016 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$(10,538)	$(34,309)	$(26,064)	$(63,634)
Remaining segments(i)	13,109	12,041	35,952	32,229
Real estate segment adjustments:
Interest expense	6,451	8,691	12,571	17,117
Other expenses	2,415	3,007	4,443	6,697
Depreciation and amortization	12,520	18,404	25,083	37,275
Unrealized (gain) loss on derivatives and other	1,293	3,400	960	14,385
Realized (gain) loss on sales and other	(1,336)	(7,794)	(5,491)	(7,709)
Income tax (benefit) expense	237	520	(36)	(139)
Impairment losses	—	27,468	—	27,468
Other items	810	1,196	1,227	2,761
Net (income) loss - Real estate segment	22,390	54,892	38,757	97,855
NOI	$24,961	$32,624	$48,645	$66,450
______________________

(i)	Represents the net (income) loss in our corporate and preferred equity segments to reconcile to total net income (loss).

Same store net operating income
We believe same store net operating income is a useful metric of the operating performance as it reflects the operating performance of the real estate portfolio excluding effects of non-cash adjustments and provides a better measure of operational performance for a quarter-over-quarter comparison. Same store net operating income is presented for the same store portfolio, which represents all properties that were owned by us at the end of the reporting period. We define same store net operating income as NOI excluding (i) properties that were acquired or sold during the period, (ii) impact of foreign currency changes and (iii) amortization of above/below market leases. We consider same store net operating income to be an appropriate and useful supplemental performance measure. Same store net operating income  should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating same store net operating income involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies. Same store portfolio is defined as properties in operation throughout the full periods presented under the comparison, excluding the impact of foreign currency changes, and included 28 properties.
The following table presents our same store analysis for the real estate equity segment, which excludes properties that were acquired or sold at any time during the three months ended June 30, 2017 and March 31, 2017 (dollar in thousands):

	Three Months Ended		Increase (Decrease)
	June 30, 2017	March 31, 2017(1)	Amount	Percentage
Occupancy (end of period)	83.4%	82.9%
Rental income(2)	$25,972	$26,134	$(162)
Escalation income	5,489	5,135	354
Other income	409	26	383
Total revenues	31,870	31,295	575	1.8%
Utilities	2,015	2,311	(296)
Real estate taxes and insurance	1,477	1,250	227
Non-recoverable value added tax (VAT)	468	338	130
Management fees	557	578	(21)
Repairs and maintenance	2,446	2,348	98
Ground rent(2)	184	167	17
Other	424	362	62
Properties - operating expenses	7,571	7,354	217	3.0%
Same store net operating income	$24,299	$23,941	$358	1.5%
__________________

(1)	Three months ended March 31, 2017 is translated using the average exchange rate for the three months ended June 30, 2017.

(2)	Adjusted to exclude amortization of above/below market leases.
The following table presents a reconciliation from net income (loss) to same store net operating income for the real estate equity segment for the three months ended June 30, 2017 and March 31, 2017 (dollar in thousands):

	Same Store Reconciliation
	Three Months Ended
	June 30, 2017	March 31, 2017
Net income (loss)	$(10,538)	$(15,526)
Corporate segment net (income) loss(1)	12,860	22,843
Interest income(2)	(297)	—
Other (income) loss(3)	22,736	17,297
Net operating income	24,761	24,614
Sale of real estate investments and other(4)	(462)	(436)	(5)
Same store net operating income	$24,299	$23,941
__________________

(1)	Includes management fees, general and administrative expense, compensation expense, corporate interest expense and corporate transaction costs.

(2)	Represents interest income earned in the preferred equity segment.

(3)	Includes depreciation and amortization expense, transaction costs and other expenses in the real estate equity segment.

(4)	Represents the impact of assets sold during the period.

(5)	Three months ended March 31, 2017 is translated using the average exchange rate for the three months ended June 30, 2017.

The following table presents our same store analysis for the real estate equity segment, which excludes properties that were acquired or sold at any time during the three months ended June 30, 2017 and 2016 (dollar in thousands):

	Three Months Ended June 30,		Increase (Decrease)
	2017	2016(1)	Amount	Percentage
Occupancy (end of period)	83.4%	83.5%
Rental income(2)	$25,972	$25,885	$87
Escalation income	5,489	4,633	856
Other income	409	31	378
Total revenues	31,870	30,549	1,321	4.3%
Utilities	2,015	1,833	182
Real estate taxes and insurance	1,477	1,211	266
Non-recoverable value added tax (VAT)	468	339	129
Management fees	557	560	(3)
Repairs and maintenance	2,446	1,834	612
Ground rent(2)	184	167	17
Other	424	55	369
Properties - operating expenses	7,571	5,999	1,572	26.2%
Same store net operating income	$24,299	$24,550	$(251)	(1.0)%
__________________

(1)	Three months ended June 30, 2016 is translated using the average exchange rate for the three months ended June 30, 2017.

(2)	Adjusted to exclude amortization of above/below market leases.

The following table presents a reconciliation from net income (loss) to same store net operating income for the real estate equity segment for the three months ended June 30, 2017 and 2016 (dollar in thousands):

	Same Store Reconciliation
	Three Months Ended June 30,
	2017	2016(1)
Net income (loss)	$(10,538)	$(34,309)
Corporate segment net (income) loss(1)	12,860	12,041
Interest income(2)	(297)	—
Impairment losses	—	27,468
Other (income) loss(3)	22,736	27,424
Net operating income	24,761	32,624
Sale of real estate investments and other(4)	(462)	(8,074)	(5)
Same store net operating income	$24,299	$24,550
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(1)	Includes management fees, general and administrative expense, compensation expense, corporate interest expense and corporate transaction costs.

(2)	Represents interest income earned in the preferred equity segment.

(3)	Includes depreciation and amortization expense, transaction costs and other expenses in the real estate equity segment.

(4)	Represents the impact of assets sold during the period.

(5)	Three months ended June 30, 2016 is translated using the average exchange rate for the three months ended June 30, 2017.

EPRA Net Asset Value (EPRA NAV)
We believe that disclosing EPRA NAV, a non-GAAP measure used by other European real estate companies, helps stockholders compare NRE’s balance sheet to other European real estate companies; however, EPRA NAV should not be considered as an alternative to net assets determined in accordance with U.S. GAAP as a measure of NRE’s asset values. As NRE’s entire portfolio is based in Europe, NRE calculates EPRA NAV to compare its balance sheet to other European real estate companies and believes that disclosing EPRA NAV provides investors with a meaningful measure of NRE’s net asset value. We calculate EPRA NAV based on the EPRA best practices recommendations. EPRA NAV makes adjustments to net assets as determined in accordance with U.S. GAAP in order to provide stockholders a measure of fair value of the company’s assets and liabilities with a long-term investment strategy. This performance measure excludes assets and liabilities that are not expected to be realized in normal circumstances. EPRA NAV includes the revaluation of investment properties and excludes the fair value of financial instruments that NRE intends to hold to maturity, deferred tax and goodwill that resulted from deferred tax. All other assets, including real property and investments reported at cost are adjusted to fair value based on periodic appraisals. This measure should not be considered as an alternative to measuring NRE’s net assets in accordance with U.S. GAAP.
The following table presents a reconciliation of EPRA NAV to total equity as at June 30, 2017 (dollars in thousands, other than per share data):

Total equity	$609,783
Adjustments
Revaluation of real estate properties	363,607
IFRS NAV	973,390

Diluted NAV, after the exercise of options, convertibles and other equity interests	973,390
Fair value of financial instruments	(8,674)
EPRA NAV	964,715
Total equity per diluted share(1)	10.93
EPRA NAV per diluted share(1)	$17.29
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(1)
Based on 55.8 million common shares, operating partnership units and RSUs not subject to performance hurdles outstanding as of June 30, 2017. EPRA NAV per share and total equity per share does not take into account any potential dilution from restricted stock units subject to performance metrics not currently achieved.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, the expected use of proceeds from the sale of any non-strategic or other properties; the expected yield on preferred equity investment;the expected impact on valuation as a result of recent leasing activity; the expected increase in occupancy rates and weighted average lease term due to recent leases; anticipated rental growth as a result of expected inflation; anticipated run-rate operating expenses; the extent to which NRE’s portfolio will be impacted by geopolitical uncertainty across Europe and whether Europe’s macro economic fundamentals will result in continued expansion in the region; the ability to execute on NRE’s strategy; whether properties currently being evaluated for sale or under contract will ultimately sell and if any such sales occur whether they will be consummated at prices expected; NRE’s ability to maintain dividend payments, at current levels, or at all; and NRE’s ability to generate stable and recurring income streams with the potential for capital growth over time. Forward looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NRE’s expectations include, but are not limited to, NRE’s liquidity and financial flexibility; NRE’s future cash available for distribution; the pace and result of any asset disposals contemplated by NRE; NRE’s use of leverage; and the anticipated strength and growth of NRE’s business. Factors that could cause actual results to differ materially from those in the forward looking statements are specified in NRE’s annual report on Form 10-K for the year ended December 31, 2016, and its other filings with the Securities and Exchange Commission. Such forward looking statements speak only as of the date of this press release. NRE expressly disclaims any obligation to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Disclaimer
As an opinion, the valuation by Cushman & Wakefield LLP referenced in this release is not a measure of realizable value and may not reflect the amount that would be received if the property in question were sold.  Real estate valuation is inherently subjective due to, among other factors, the individual nature of each property, its location, the expected future rental revenues from that particular property and the valuation methodology adopted. Real estate valuations are subject to a large degree of uncertainty and are made on the basis of assumptions and methodologies that may not prove to be accurate, particularly in periods of volatility, low transaction flow or restricted debt availability in the commercial or residential real estate markets. For example, in the appraisal, a number of the properties were valued using the special assumption that such properties would be purchased through a tax-efficient special purpose vehicle, and is therefore subject to lower purchaser transaction expenses.  If one or more assumptions are incorrect, the value may be materially lower than the appraised value.

Endnotes

1.
The $2.2 billion portfolio market value comprises $2.1 billion real estate portfolio value based on the independent valuation by Cushman & Wakefield LLP and $34 million preferred equity investment (please refer to Note 11, “Fair Value” in the NRE Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 included in Part I Item 1. “Financial Statements”.

The external third-party valuation was prepared by Cushman & Wakefield LLP in accordance with the current U.K. and Global edition of the Royal Institution of Chartered Surveyors' (RICS) Valuation - Professional Standards (the "Red Book") on the basis of "Fair Value", which is widely recognized within Europe as the leading professional standards for independent valuation professionals. Each property is classified as an investment and has been valued on the basis of Fair Value adopted by the International Accounting Standards Board. This is the equivalent to the Red Book definition of Market Value. The Red Book defines Market Value as the estimated amount for which an asset or liability should exchange on the valuation date between a willing buyer and a willing seller in an arm's-length transaction after proper marketing where the parties had each acted knowledgeably, prudently and without compulsion. The Cushman & Wakefield LLP valuation assumes that certain properties would be purchased through market accepted structures resulting in lower purchaser transaction expenses (taxes, duties, and similar costs). This Cushman & Wakefield LLP valuation is as of June 30, 2017.

2.	Excludes preferred equity investment.
Occupancy and weighted average remaining contractual lease term based on rent roll as of June 30, 2017.
FX rates used as of June 30, 2017: EUR/USD = 1.142, GBP/USD = 1.300.
Core portfolio comprises primarily office properties in key cities within Germany, the United Kingdom and France.
Proforma occupancy and weighted average remaining contractual lease term based on rent roll as of June 30, 2017, adjusted for new leases signed, but commencing through remainder of 2017 and early 2018.

3.	EPRA = European Public Real Estate Association.